UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

             Current Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 9, 2011


                     ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC
              (EXACT NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

FLORIDA                                000-30392                   13-4172059
-------                                ---------                   ----------
(STATE OR OTHER JURISDICTION)    (COMMISSION FILE NUMBER)       (I.R.S. EMPLOYER
OF INCORPORATION)                                                IDENTIFICATION)


             335 CONNIE CRESCENT, CONCORD, ONTARIO, CANADA L4K 5R2

              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (905) 695-4142

                                      N/A

         (Former name or former address, if changed since last report)



|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

ITEM 1.01, ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective March 9, 2011, the Company and David J. Johnson, entered into an Employment Separation and General Release Agreement (the "Agreement"), whereby Mr. Johnson resigned as President and Chief Executive Officer of the Company as well as all of its subsidiaries wherein he served as an executive officer. Additionally, Mr. Johnson resigned from the Company's Board of Directors as well from the Board of Directors of each of the Company's wholly owned subsidiaries wherein he served. Mr. Johnson resigned without any disputes or disagreements with the Company or any of its subsidiaries. Under the terms of the Agreement, Mr. Johnson will receive a severance payments based upon his regular salary of US$360,000 per annum as prorated. The severance payments will be made on a quarterly basis for the remainder of the calendar year. Mr. Johnson will also continue to receive customary medical benefits and a car allowance of $1,000 a month for the remainder of the calendar year.

Concurrent to entering into the Agreement, the Company and Mr. Johnson entered into a Consultancy Agreement for the remainder of the calendar year whereby Mr. Johnson will receive compensation on a per diem basis when engaged by the Company per the agreement. Additionally, Mr. Johnson was also awarded options as part of the Consultancy Agreement.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

     (a) See Item 1.01 above.

     (b) See Item 1.01 above.

         Effective March 11, 2011, Mr. Stefan Boekamp, resigned on mutually agreeable terms from his position as Vice President of Operations of the Company. Mr. Boekamp resigned without any disputes or disagreements with the Company or any of its subsidiaries.

     (c) Effective March 9, 2011, Mr. Praveen Nair the Company's Chief Accounting Officer was promoted to the position of Chief Financial Officer of the Company. Mr. Nair will receive an annual salary of Canadian Dollars 150,000. The Company and Mr. Nair intend to enter into a new employment agreement in the near future with terms similar to those set forth in Mr. Nair's prior employment agreement with the Company.

         Mr. Nair, 35, has been the Chief Accounting Officer for the Company since February of 2008. He joined the Company in May 2005 and served as Assistant to the Chief Financial Officer. In May 2006, he was promoted to Controller for the Company's wholly owned subsidiaries, ESW America Inc., and ESW Canada, Inc. Prior to joining the company Mr. Nair was employed by e-Serve International Ltd, from 2000 to 2005 (e-Serve was renamed to: Citigroup Global Services and later acquired by Tata Consultancy Services) where Mr. Nair was responsible for feasibility studies and regionalizing operations from countries in Europe, North America and Africa into processing centers in India.

         Mr. Nair holds a Bachelors degree in Commerce with specialization in Accounting and a Masters degree in Finance from Faculty of Management Studies, College of Material Management, Jabalpur, India.

        Effective March 9, 2011, Mr. Frank Haas was appointed the Company's Chief Technology Officer and Chief Regulatory Officer. Mr. Haas will receive an annual salary of Canadian Dollars 160,000 and will receive an incentive compensation for each of the first two achieved verification/certifications of certain of the Company's products within the first year of his appointment. Mr. Haas, 47, has been the Vice President of Special Projects for the Company since 2007. He joined the Company in 2001 and served in several capacities, such as technical Sales Engineer and Director of Sales. Prior to joining the company Mr. Haas was employed by Nett Technologies and Husky Injection Molding, where he served in the roles of technical Sales and Project Engineer.

         Mr. Haas holds a Bachelors degree in Mechanical Engineering with specialization in Production Engineering from the University of Applied Sciences in Cologne, Germany.

         Effective March 9, 2011, Mr. Virendra Kumar was appointed Vice President of Operations of the Company. Mr. Kumar will receive an annual salary of USD$150,000. Mr. Kumar, 36, has been General Manager of ESW America, Inc. ("ESWA") since 2010 and is responsible for the overall operations related to Air Testing Services. Prior to joining ESWA in 2009, Mr. Kumar was employed by Cummins Inc. as an Emission Operations Leader, by Escort JCB as a design and production engineer, and by the Indian Institute of Technology Delhi as a project manager.

         Mr. Kumar holds a Masters degree in Mechanical Engineering from the Indian Institute of Technology Delhi and a Bachelors degree in Mechanical Engineering from the University of Rajasthan. Mr. Kumar was also a PhD candidate at UC Riverside.

                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.

Date: March 14, 2011

                                           By: /s/ Mark Yung
                                               -------------
                                                   Mark Yung
                                                   Executive Chairman